                                                                      Exhibit 10

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent auditors" in the Post-Effective Amendment No. 3 to the Registration Statement (Form N-4 No. 333-32402) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life Variable Annuity Account T, which are incorporated by reference in Post-Effective Amendment No. 4, and to the use of our reports dated (a) February 1, 2002, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2002, with respect to the financial statements of Lincoln Life Variable Annuity Account T.

                               /s/ Ernst & Young


Fort Wayne, Indiana
October 7, 2002